Exhibit 99.1

January 24, 2012

BREA, CA -- Ministry Partners Investment Company, LLC, a California based church lending organization (“Ministry Partners” or the “Company”), reported today in a filing with the U.S. Securities Exchange Commission that it has completed a loan purchase transaction with its largest shareholder, resulting in significantly higher cash levels and relieving the provision for loan losses previously taken on two loans. The Company said in its filing that the Loan Purchase Agreement was negotiated and approved by the Company’s independent managers in accordance with its Related Party Transaction Policy. The Company also reported its estimate of net earnings in the fourth quarter in 2011, and provided preliminary earnings per unit guidance for the calendar year ending December 31, 2012.

Bill Dodson, President and Chief Executive Officer, said: “This loan purchase agreement with ECCU will significantly improve our liquidity position and allow us to recover provisions for loan losses we had taken. This was an important transaction and we are grateful to ECCU for their cooperation in the negotiations.”

The Company also reported that after giving effect to the terms and conditions of the ECCU Loan Purchase Agreement and the restructuring of the Company’s primary credit facilities with the National Credit Union Administration Board that was accomplished on November 4, 2011, the Company expects to return to profitability in 2012. The Company has projected, on a preliminary basis, that it expects to earn in the range of $267,000 to $758,000 (before dividends) or a range of $1.82 to $5.17 (before dividends) per Class A Unit for the calendar year ending on December 31, 2012.

For the 4th quarter of 2011, the Company also projected, on a preliminary basis, net earnings of approximately $223,000 or $1.52 per Class A Common Unit (before dividends), adding that its estimate for fourth quarter earnings is unaudited and is subject to further adjustments as may be warranted and reported in the Company’s Annual Report on Form 10-K, which it intends to file in March of this year.

“We are targeting four areas in our 2012 plan,” added Dodson. “In order to hit our earnings goals, we must focus on increased sales of debt securities, increased loan origination, increased loan participation sales, and lowered credit losses. If we are successful in meeting these four objectives, we are confident we can execute on this plan and deliver on our estimates.”

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the Company. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions, are intended to identify forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurances that any such beliefs, expectations or intentions will prove to be accurate.  These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by the Company with the Securities and Exchange Commission for the year ended December 31, 2010, our quarterly reports on Form 10-Q and other periodic reports filed  with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The Company has based the preceding guidance and preliminary estimates on expectations, assumptions and estimates we believe are reasonable given our assessment of historical trends and information reasonably available to us as of the date of this press release.  Our projections for the calendar year ending December 31, 2012 should not be regarded as a representation by the Company that these estimated results will be achieved.  Projections and estimates are necessarily speculative in nature and actual results may vary materially from the preliminary estimates we are providing today due to factors, many of which are outside our control.

To view the Company’s SEC filing visit our website at http://www.ministrypartners.org and click on “SEC Filings” at the bottom of our home page.

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